SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  May 31, 2005

UNITED RENTALS, INC.
UNITED RENTALS (NORTH AMERICA), INC.
(Exact name of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdiction of Incorporation)	(Commission file Numbers)	(IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, CT      06830
(Address of Principal Executive Offices)           (Zip Code)

Registrants' telephone number, including area code  (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2005, we obtained a new $200 million accounts receivable securitization facility and terminated our then existing $250 million accounts receivable securitization facility. The new facility provides for generally lower borrowing costs than the old facility. In addition, the new facility provides for a substantially longer term—with the scheduled termination date now being May 29, 2009 compared with the September 30, 2006 under the old facility. There were no outstanding borrowings under the old facility at the time it was terminated. In connection with terminating the old facility, we incurred a non-cash, pre-tax charge of approximately $1.3 million representing the write-off of previously capitalized costs relating to the old facility.

The new facility enables one of our subsidiaries to borrow up to $200 million against a collateral pool of eligible accounts receivable. As was the case with the old facility, the borrowings under the new facility will be reflected as debt on our consolidated balance sheet and the receivables in the collateral pool will be reflected as assets on our consolidated balance sheet. However, such assets are only available to satisfy the obligations of the borrower subsidiary.

Key terms of this facility include:

•	borrowings may be made only to the extent that the face amount of the receivables in the collateral pool exceeds the outstanding loans by a specified amount;

•	the facility is structured so that the receivables in the collateral pool are the lenders' only source of repayment;

•
prior to expiration or early termination of the facility, amounts collected on the receivables may, subject to certain conditions, be retained by the borrower, provided that the remaining receivables in the collateral pool are sufficient to secure the then outstanding borrowings;

•
after expiration or early termination of the facility, no new amounts will be advanced under the facility and collections on the receivables securing the facility will be used to repay the outstanding borrowings; and

•
the facility contains standard termination events including, without limitation, a termination event if (i) the long-term senior secured rating of United Rentals (North America), Inc. falls below either B+ from Standard & Poor's Rating Services or B2 from Moody's Investors Service or (ii) our senior secured credit facility is terminated.

Outstanding borrowings under the facility generally accrue interest as follows: (i) if the outstanding borrowings under the facility as a percentage of the eligible assets less reserves does not exceed 65%, borrowings will accrue interest at the commercial paper rate plus 0.75% and (ii) if the outstanding borrowings exceed such percentage, the interest rate will increase by 0.125%. However, after the occurrence of a termination event, outstanding borrowings will accrue interest at 2.0% plus the greater of (a) the prime rate and (b) the Federal Funds Rate plus 0.50%.

We are also required to pay a commitment fee of 0.35% per annum in respect of undrawn commitments under the facility, provided that if the long-term senior secured ratings of United Rentals (North America), Inc. falls to BB- from Standard & Poor's Rating Services or B1 from Moody's Investors Service, then the commitment fee will increase to 0.45% and if the long-term senior secured ratings of United Rentals (North America), Inc. falls to or below either B+ from Standard & Poor's Rating Services or B2 from Moody's Investors Service, then the commitment fee will increase to 0.55%.

The agreements governing the new facility are filed as exhibits to this Report and the parties to such agreements are identified under Item 9.01 below. The committed lenders under the new facility are Calyon New York Branch and The Bank of Nova Scotia. These lenders also participate in our senior secured credit facility. The committed lender under the old facility was Deutsche Bank AG, New York Branch.

Item 1.02. Termination of Material Definitive Agreement

The information under Item 1.01 of this Report is incorporated by reference under this Item.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1
Receivables Purchase Agreement dated as of May 31, 2005 between United Rentals Receivables LLC II, United Rentals, Inc., Atlantic Asset Securitization Corp., Liberty Street Funding Corp., Calyon New York Branch, and The Bank of Nova Scotia

99.2
Purchase and Contribution Agreement dated as of May 31, 2005 between United Rentals (North America), Inc., United Rentals Northwest, Inc., United Rentals Southeast, L.P., United Equipment Rentals Gulf, L.P., United Rentals, Inc., and United Rentals Receivables LLC II

99.3	Performance Undertaking dated as of May 31, 2005 executed by United Rentals, Inc. in favor of United Rentals Receivables LLC II

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 6th day of June, 2005.

UNITED RENTALS, INC.

By:  /s/ JOHN N. MILNE
Name: John N. Milne
Title: President and Chief Financial Officer

UNITED RENTALS (NORTH AMERICA), INC.

By:  /s/ JOHN N. MILNE
Name: John N. Milne
Title: President and Chief Financial Officer